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                                                                    EXHIBIT 11.1

                               HESKA CORPORATION
        STATEMENT RE: COMPUTATION OF PRO FORMA BASIC NET LOSS PER SHARE
                   (in thousands, except per share amounts)

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
                                                              Year Ended      Year Ended
                                                             December 31,    December 31,
                                                                 1996            1997
                                                             ------------    ------------
Weighted average common shares outstanding................           938           9,750

Assumed conversion of preferred stock from
    original date of issuance.............................        11,183           5,870

Effect of common stock and common stock
    equivalents issued within one year prior to
    initial public offering (SAB 83).......................         1,186             593
                                                             ------------    ------------
          Total............................................        13,307          16,033
                                                             ============    ============

Net loss...................................................  $    (17,975)   $    (37,292)
                                                             ============    ============

Pro forma basic net loss per share.........................  $      (1.35)   $      (2.33)
                                                             ============    ============
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